UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 28, 2008

COMMERCE PLANET, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

UTAH	333-34308	87-052057
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 South La Patera Lane, Suite 8 Goleta, California 93117
(Address of Principal Executive Offices)

(805) 964-9126
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 28, 2008, after consultation with its current independent registered public accounting firm, the board of directors of Commerce Planet, Inc. (the "Registrant") determined that a restatement of its annual financial statements contained in its annual report for the fiscal year ended December 31, 2006 filed on Form 10-KSB on March 1, 2007, and amended on August 24, 2007 (the "Annual Report"), is necessary to correct an error in such financial statements as addressed in Accounting Principles Board Opinion No. 20. The board of directors of the Registrant has also determined on such date that each of the periods in all of the quarterly reports on Form 10-QSB in its fiscal year ended December 31, 2006 needed to be restated as well (together with the Annual Report, the "2006 Annual and Quarterly Reports"). Based on discussions held with its current independent registered public accounting firm on February 27 and February 28, 2008, the board of directors of the Registrant concluded that the errors in the 2006 Annual and Quarterly Reports were material enough to require restatement of each of the quarterly and the annual 2006 financial statements and determined that it should take this action to prevent future reliance on previously issued financial statements set forth in the 2006 Annual and Quarterly Reports. As a result, such financial statements included within the 2006 Annual and Quarterly Reports should no longer be relied upon.

In May 2006, the Registrant entered into executive compensation agreements with Michael Hill and Charles Gugliuzza, two former executive officers and current members of its board of directors, and in September 2006 and February 2007, issued to such persons and to a former director, for nominal consideration, shares of the Registrant’s Series D convertible preferred stock (the "Series D Preferred"), as bonus compensation based upon the Registrant’s achievement of certain monthly gross sales revenues in fiscal 2006. As provided in the agreements, issuance of the Series D Preferred was in addition to the executives’ compensation under their employment agreements and being provided for past services and to incentivize future performance. Based upon their review of such agreements and the calculation of the number of shares of Registrant common stock immediately issuable upon conversion of the Series D Preferred during its in-process 2007 audit, the Registrant’s current independent registered public accounting firm notified the Registrant that they believed that there were errors in the amount of stock-based compensation expense, which is a non-cash expense, recorded in the 2006 Annual and Quarterly financial statements and that such 2006 stock-based compensation expense could be increased by as much as approximately $3.45 million. As a result, the Registrant’s board of directors hired an independent third party valuation firm to provide the Registrant’s board of directors with an independent valuation of the Series D Preferred. Once the independent valuation is provided, the Registrant’s board of directors will determine the appropriate amount of the restatement to its 2006 Annual and Quarterly Reports.

As indicated above, the board of directors of the Registrant has discussed this matter with its current independent registered public accounting firm, and the Registrant intends to diligently work with its current and former independent registered public accounting firm to include the restated financial statements as at December 31, 2006 and for the fiscal year then ended, and each of the 2006 quarterly periods, in the Registrant’s Form 10-KSB Annual Report for its fiscal year ended December 31, 2007 (the "2007 Report"), which is expected to be filed with the SEC on or before March 31, 2008.

On March 4, 2008, the Registrant provided Marcum & Kliegman LLP with a copy of the disclosures it is making in response to Item 4.02 on this Form 8-K, and has requested that Marcum & Kliegman LLP, furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements as promptly as possible. Such letter is filed herewith as Exhibit 16.1 and is incorporated herein by reference.

Complete Description

The foregoing description of the new financial statements is not a complete summary. The new financial statements, which should be relied upon, will be contained in the 2007 Report to effect the aforementioned restatements. You are urged to read the complete documents on the 2007 Report on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

Item 9.01     Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

          Not applicable.

(b) Pro forma financial information.

          Not applicable.

(c) Shell company transactions.

          Not applicable.

(d) Exhibits.

Exhibit Number	Description
16.1	Letter from Marcum & Kliegman LLP dated as of March 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 5, 2008	COMMERCE PLANET, INC.

		By:	/s/ Tony Roth
		Name:	Tony Roth
		Title:	Chief Executive Officer